Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Grove Collaborative Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (6)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share(1)	Rule 457(c)	14,750,000	$11.50(2)	$169,625,000.00(2)	.0000927	$15,724.24(2)	—	—	—	—
Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share(3)	Rule 457(c)	101,635,900	$5.19(4)	$527,490,321.00(4)	.0000927	$48,898.35(4)	—	—	—	—
Fees to Be Paid	Other	Warrants to purchase Class A common stock(5)	Rule 457(c)	6,700,000	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$697,115,321.00		$64,622.59
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$64,622.59

(1)

Consists of: (i) 8,050,000 shares of Class A common stock that may be issued upon exercise of the outstanding warrants issued in connection with the registrant’s initial public offering (the “Public Warrants”); and (ii) 6,700,000 shares of Class A common stock that may be issued upon exercise of the outstanding warrants issued in a private placement concurrently with the registrant’s initial public offering (the “Private Placement Warrants” and, collectively with the Public Warrants, the “Warrants”) following the public resale of the Private Placement Warrants. The aggregate number of shares of Class A common stock shall be adjusted to include any additional shares of Class A common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction in accordance with the terms of the Warrants.

(2)	Based upon the $11.50 exercise price per share of Class A common stock issuable upon exercise of the Warrants.
(3)

Consists of the following shares of Class A common stock registered for resale by the selling holders named in this registration statement (the “Selling Holders”): (i) 6,700,000 shares of Class A common stock underlying the Private Placement Warrants; (ii) 10,062,500 Founder Shares; (iii) 8,607,500 PIPE Shares; (iv) 4,421,524 Backstop Shares; (v) 3,875,028 shares of Class A Common Stock that may be obtained upon the exercise of the Backstop Warrants, (vi) 756,370 shares of Class A Common Stock held by certain Selling Holders and (vii) 67,212,978 shares of Class A Common Stock issuable upon conversion (on a one-for-one basis) of shares of our Class B common stock held by certain Selling Holders (including shares of Class A common stock that may be obtained upon the exercise of warrants to purchase shares of Class B common stock and subsequent conversion of those shares). The aggregate number of shares of Class A common stock shall be adjusted to include any additional shares of Class A common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(4)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A Common Stock of Grove Collaborative Holdings, Inc. on the New York Stock Exchange on July 15, 2022 ($5.19 per share of Class A Common Stock). This calculation is in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”).

(5)	Consists of the 6,700,000 outstanding Private Placement Warrants.
(6)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.